Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form type)

Vericel Corporation

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Debt	Deferred Compensation Obligations(1)	Other	$25,000,000	100%	$25,000,000	$0.00011020	$2,755
Total Offering Amounts					$25,000,000		—
Total Fees Previously Paid							—
Total Fee Offsets(3)							—
Net Fee Due							$2,755

(1)	The Deferred Compensation Obligations include general unsecured obligations of the Company to pay up to $25,000,000 of deferred compensation from time to time in the future in accordance with the terms of the Vericel Corporation Deferred Compensation Plan (the “Plan”). .

(2)	Solely for the purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, the amount of Deferred Compensation Obligations registered is based upon an estimate of the amount of compensation Plan participants may defer under the Plan.

(3)	The Company does not have any fee offsets.